Exhibit 99.7

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

(in millions, except per share amounts)
	For the Three Months Ended
	Sept. 24,	Sept. 26,	Percent
	2004(1)	2003(1)	Inc. (Dec.)

Net Revenues
Asset management and portfolio service fees	$1,344	$1,187	13.2%
Commissions	1,092	1,099	(0.6)
Principal transactions	390	704	(44.6)
Investment banking	666	678	(1.8)
Other	438	311	40.8

Subtotal	3,930	3,979	(1.2)

Interest and dividend revenues	3,669	2,872	27.8
Less interest expense	2,755	1,850	48.9

Net interest profit	914	1,022	(10.6)

Total Net Revenues	4,844	5,001	(3.1)

Non-Interest Expenses
Compensation and benefits	2,273	2,448	(7.1)
Communications and technology	363	352	3.1
Occupancy and related depreciation	219	226	(3.1)
Brokerage, clearing, and exchange fees	213	188	13.3
Professional fees	163	146	11.6
Advertising and market development	127	89	42.7
Office supplies and postage	47	46	2.2
Other	231	118	95.8
Net recoveries related to September 11	–	(21)	(100.0)

Total Non-Interest Expenses	3,636	3,592	1.2

Earnings Before Income Taxes	1,208	1,409	(14.3)
Income tax expense	286	404	(29.2)

Net Earnings	$922	$1,005	(8.3)

Preferred Stock Dividends	9	10	(10.0)

Net Earnings Applicable to Common Stockholders	$913	$995	(8.2)

Earnings Per Common Share
Basic	$1.01	$1.10

Diluted	$0.93	$1.00

Dividend Paid Per Common Share	$0.16	$0.16

Average Shares Used in Computing Earnings Per Common Share
Basic	903.2	904.8

Diluted	981.8	991.9

(1) Amounts have been restated as discussed in Note 2.

See Notes to Condensed Consolidated Financial Statements.

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

(in millions, except per share amounts)
	For the Nine Months Ended
	Sept. 24,	Sept. 26,	Percent
	2004(1)	2003(1)	Inc. (Dec.)

Net Revenues
Asset management and portfolio service fees	$4,001	$3,461	15.6%
Commissions	3,619	3,185	13.6
Principal transactions	2,066	2,856	(27.7)
Investment banking	2,267	1,869	21.3
Other	1,120	810	38.3

Subtotal	13,073	12,181	7.3

Interest and dividend revenues	9,858	8,876	11.1
Less interest expense	6,731	6,011	12.0

Net interest profit	3,127	2,865	9.1

Total Net Revenues	16,200	15,046	7.7

Non-Interest Expenses
Compensation and benefits	7,907	7,758	1.9
Communications and technology	1,061	1,112	(4.6)
Occupancy and related depreciation	638	663	(3.8)
Brokerage, clearing, and exchange fees	631	527	19.7
Professional fees	503	430	17.0
Advertising and market development	381	323	18.0
Office supplies and postage	147	154	(4.5)
Other	648	502	29.1
Net recoveries related to September 11	–	(82)	(100.0)

Total Non-Interest Expenses	11,916	11,387	4.6

Earnings Before Income Taxes	4,284	3,659	17.1
Income tax expense	1,041	1,038	0.3

Net Earnings	$3,243	$2,621	23.7

Preferred Stock Dividends	28	29	(3.4)

Net Earnings Applicable to Common Stockholders	$3,215	$2,592	24.0

Earnings Per Common Share
Basic	$3.50	$2.89

Diluted	$3.20	$2.68

Dividend Paid Per Common Share	$0.48	$0.48

Average Shares Used in Computing Earnings Per Common Share
Basic	918.8	896.5

Diluted	1,004.7	967.1

(1) Amounts have been restated as discussed in Note 2.

See Notes to Condensed Consolidated Financial Statements.

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in millions)
	Sept. 24,	Dec. 26,
	2004(1)	2003(1)

ASSETS
Cash and cash equivalents	$11,405	$10,150
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	18,232	15,171
Securities financing transactions
Receivables under resale agreements	125,714	71,756
Receivables under securities borrowed transactions	57,834	45,472

	183,548	117,228

Trading assets, at fair value (includes securities pledged as collateral of $33,828 in 2004 and $26,233 in 2003)
Contractual agreements	36,293	37,196
Corporate debt and preferred stock	30,721	22,459
Non-U.S. governments and agencies	27,434	15,991
Mortgages, mortgage-backed, and asset-backed	26,161	20,508
Equities and convertible debentures	24,751	23,170
U.S. Government and agencies	11,981	10,408
Municipals and money markets	5,229	4,577

	162,570	134,309

Investment securities (includes securities pledged as collateral of $3,564 in 2004 and $8,724 in 2003)	73,209	74,809
Securities received as collateral	8,292	9,156
Other receivables
Customers (net of allowance for doubtful accounts of $46 in 2004 and $60 in 2003)	38,418	36,955
Brokers and dealers	12,429	7,346
Interest and other	13,915	11,187

	64,762	55,488

Loans, notes, and mortgages (net of allowances of $314 in 2004 and $318 in 2003)	55,220	50,993
Separate accounts assets	17,180	17,034
Equipment and facilities (net of accumulated depreciation and amortization of $5,138 in 2004 and $5,054 in 2003)	2,478	2,612
Goodwill	4,957	4,814
Other assets	4,876	4,595

Total Assets	$606,729	$496,359

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in millions, except per share amounts)
	Sept. 24,	Dec. 26,
	2004(1)	2003(1)

LIABILITIES
Securities financing transactions
Payables under repurchase agreements	$152,739	$96,138
Payables under securities loaned transactions	21,045	11,081

	173,784	107,219

Commercial paper and other short-term borrowings	6,000	5,000
Deposits	77,269	79,457
Trading liabilities, at fair value
Contractual agreements	42,028	43,353
Non-U.S. governments and agencies	22,571	12,066
Equities and convertible debentures	14,662	10,793
U.S. Government and agencies	11,865	15,323
Corporate debt, municipals and preferred stock	9,623	7,798

	100,749	89,333

Obligation to return securities received as collateral	8,292	9,156
Other payables
Customers	34,291	28,859
Brokers and dealers	23,748	19,109
Interest and other	26,481	22,453

	84,520	70,421

Liabilities of insurance subsidiaries	3,213	3,353
Separate accounts liabilities	17,180	17,034
Long-term borrowings	102,582	83,299
Long-term debt issued to TOPrSSM partnerships	3,092	3,203

Total Liabilities	576,681	467,475

STOCKHOLDERS’ EQUITY
Preferred Stockholders’ Equity (42,500 shares issued and outstanding, liquidation preference $10,000 per share)	425	425

Common Stockholders’ Equity
Shares exchangeable into common stock	41	43
Common stock (par value $1.33 1/3 per share; authorized: 3,000,000,000 shares; issued: 2004 - 1,093,759,473 shares; 2003 - 1,063,205,274 shares)	1,458	1,417
Paid-in capital	12,097	10,676
Accumulated other comprehensive loss (net of tax)	(571)	(551)
Retained earnings	21,452	18,692

	34,477	30,277
Less: Treasury stock, at cost (2004 - 164,660,399 shares; 2003 - 117,294,392 shares)	3,879	1,195
Unamortized employee stock grants	975	623

Total Common Stockholders’ Equity	29,623	28,459

Total Stockholders’ Equity	30,048	28,884

Total Liabilities and Stockholders’ Equity	$606,729	$496,359

(1) Amounts have been restated as discussed in Note 2.

See Notes to Condensed Consolidated Financial Statements.

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in millions)
	For the Nine Months Ended
	Sept. 24,	Sept. 26,
	2004(1)	2003(1)

Cash flows from operating activities:
Net earnings	$3,243	$2,621
Noncash items included in earnings:
Depreciation and amortization	376	430
Policyholder reserves	109	120
Stock compensation plan expense	394	640
Deferred taxes	159	67
Undistributed (earnings) loss from equity investments	(346)	(82)
Other	(254)	(40)
Changes in operating assets and liabilities:
Trading assets	(28,155)	(20,089)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(2,819)	1,004
Receivables under resale agreements	(53,946)	(3,829)
Receivables under securities borrowed transactions	(12,362)	(13)
Customer receivables	(1,449)	(6,577)
Brokers and dealers receivables	(5,083)	5,031
Trading liabilities	6,019	12,015
Payables under repurchase agreements	56,601	10,561
Payables under securities loaned transactions	9,964	(249)
Customer payables	5,432	5,956
Brokers and dealers payables	4,639	(32)
Other, net	1,524	3,882

Cash provided by (used for) operating activities	(15,954)	11,416

Cash flows from investing activities:
Proceeds from (payments for):
Maturities of available-for-sale securities	17,617	22,498
Sales of available-for-sale securities	21,620	49,960
Purchases of available-for-sale securities	(37,345)	(65,568)
Maturities of held-to-maturity securities	156	998
Purchases of held-to-maturity securities	(163)	(1,288)
Loans, notes, and mortgages	(4,223)	(6,063)
Other investments and other assets	(94)	(3,303)
Equipment and facilities	(242)	44

Cash used for investing activities	(2,674)	(2,722)

Cash flows from financing activities:
Proceeds from (payments for):
Commercial paper and other short-term borrowings	1,000	(2,338)
Deposits	(2,188)	(2,530)
Issuance and resale of long-term borrowings	35,594	22,037
Settlement and repurchases of long-term borrowings	(17,397)	(20,908)
Derivative financing transactions	5,397	341
Issuance of common stock	461	450
Treasury stock repurchases	(2,619)	–
Other common stock transactions	118	48
Dividends	(483)	(473)

Cash provided by (used for) financing activities	19,883	(3,373)

Increase in cash and cash equivalents	1,255	5,321
Cash and cash equivalents, beginning of period	10,150	10,211

Cash and cash equivalents, end of period	$11,405	$15,532

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Income taxes	$562	$59
Interest	6,557	5,726

(1) Amounts have been restated as discussed in Note 2.

See Notes to Condensed Consolidated Financial Statements.

Merrill Lynch & Co., Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
September 24, 2004

Note 1. Summary of Significant Accounting Policies

         For a complete discussion of Merrill Lynch’s accounting policies, refer to the restated excerpt of the Annual Report to Shareholders filed as Exhibit 13 to Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the fiscal year ended December 26, 2003, which is included as exhibit 99.1 to this Form 8-K.

Basis of Presentation

         The Condensed Consolidated Financial Statements include the accounts of Merrill Lynch & Co., Inc. (“ML & Co.”) and subsidiaries (collectively, “Merrill Lynch”), whose subsidiaries are generally controlled through a majority voting interest but may be controlled by means of a significant minority ownership, by contract, lease or otherwise. In certain cases, Merrill Lynch subsidiaries (i.e., Variable Interest Entities (“VIEs”)) may also be consolidated based on a risks and rewards approach as required by Financial Accounting Standards Board (“FASB”) Revised Interpretation No. (“FIN”) 46R. Intercompany balances have been eliminated. The interim Condensed Consolidated Financial Statements for the three- and nine- month periods are unaudited; however, in the opinion of Merrill Lynch management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the Condensed Consolidated Financial Statements have been included.

         These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements included in the 2003 Annual Report. The December 26, 2003 restated Condensed Consolidated Balance Sheet was derived from the consolidated financial statements included in the 2003 Annual Report. The nature of Merrill Lynch’s business is such that the results of any interim period are not necessarily indicative of results for a full year. In presenting the Condensed Consolidated Financial Statements, management makes estimates that affect the reported amounts and disclosures in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Condensed Consolidated Financial Statements, and it is possible that such changes could occur in the near term. Certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

New Accounting Pronouncements

         On September 30, 2004, the Emerging Issues Task Force (“EITF”) affirmed its previous consensus regarding Issue 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share. The guidance in this Issue requires that contingently convertible instruments be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met. The effective date of this consensus is expected to be for reporting periods ending after December 15, 2004. Retroactive restatement of earnings per share amounts is required for contingent convertible debt issuances that are outstanding at the effective date. Merrill Lynch currently has two contingently convertible debt issuances outstanding (see Note 8 to the Condensed Consolidated Financial Statements for additional information on LYONs®) and estimates that the inclusion of these instruments in the earnings per share computation for the third quarter of 2004 would have resulted in an increase in diluted shares of approximately 6% and a reduction in diluted earnings per share of 3%.

         On December 15, 2003, the FASB issued an Exposure Draft, Earnings Per Share, an Amendment of FASB Statement No. 128 (the “Amendment”). The proposed Amendment requires, in part, that for contracts that can be settled in either cash or shares, issuing entities should assume share settlement for purposes of computing diluted earnings per share. The FASB subsequently decided that retroactive restatement of earnings per share is not required for those contracts that are appropriately modified prior to the effective date of the Amendment. This Amendment is expected to be finalized in the fourth quarter of 2004 and effective for reporting periods ending after December 15, 2004. Currently, Merrill Lynch has two debt issuances outstanding for which Merrill Lynch has the right to elect cash or share settlement in the event that holders of LYONs® require Merrill Lynch to repurchase the securities (see Note 8 to the Condensed Consolidated Financial Statements for additional information on LYONs®). On November 1, 2004, Merrill Lynch entered into supplemental indentures pursuant to which it surrendered the right to elect to pay such amounts in common stock and instead will be obligated to pay such amounts when and if required in cash. As a result, the proposed Amendment, if finalized based on the decisions of the Board reached to date, would have no impact on Merrill Lynch’s diluted earnings per share.

         On June 30, 2004, the EITF reached a consensus on Issue 02-14, Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means. The consensus reached indicates that in situations where an investor has the ability to exercise significant influence over the investee, an investor should apply the equity method of accounting only when it has either common stock or “in-substance” common stock of a corporation. The guidance prohibits the application of the equity method in instances where an investment is neither common stock nor “in-substance” common stock. Merrill Lynch will adopt the new guidance in the fourth quarter of 2004 on a prospective basis, and as a result, will adopt the cost method of accounting for certain investments to which the equity method of accounting had previously been applied. Under the equity method of accounting, Merrill Lynch recognized cumulative $320 million in Other Revenues related to one of these investments over the period from the third quarter of 2003 to the third quarter of 2004. Under the cost method of accounting, Merrill Lynch will record income when dividends are declared by the investee.

         On May 19, 2004, the “FASB” issued a final FASB Staff Position (“FSP”) 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which supersedes FSP 106-1 of the same title issued in January 2004. FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) that was signed into law on December 8, 2003. The Act allows for a tax-free government subsidy to employers providing “actuarially equivalent” prescription drug benefits to its Medicare eligible retirees. Management concluded that the benefits provided under Merrill Lynch’s plan are “actuarially equivalent” to Medicare Part D and qualify for the subsidy provided by the Act. Effective for the third quarter of 2004, Merrill Lynch adopted FSP 106-2 using the prospective application method. As a result, Merrill Lynch’s accumulated postretirement benefit obligation has been reduced by approximately $43 million and the net periodic postretirement benefit cost for the third quarter of 2004 has decreased by $1.3 million.

         In March 2004, the EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. In September 2004, the FASB approved FSP EITF 03-1, which defers the effective date for recognition and measurement guidance contained in EITF 03-1 until certain issues are resolved. Merrill Lynch expects that the issues will be resolved in the fourth quarter and will adopt the guidance at the time it is issued. Merrill Lynch previously implemented the disclosure requirements of EITF 03-1 in its December 26, 2003 Consolidated Financial Statements. See Note 6 to the 2003 Annual Report for additional information.

         On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 retains the disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. Merrill Lynch adopted the provisions of SFAS No. 132 as of December 26, 2003. See Note 12 to the Condensed Consolidated Financial Statements for these disclosures.

         In December of 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality. SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the “accretable yield”) should be accreted into income. In addition, the SOP prohibits the recognition of a reserve for impairment on the purchase date. Further, the SOP requires that the allowance for loan losses be supported through a cash flow analysis, on either an individual or on a pooled basis, for all loans that fall within the scope of the guidance. Merrill Lynch will adopt SOP 03-3 as of the beginning of fiscal year 2005 and is currently assessing the potential impact on the Condensed Consolidated Financial Statements.

         On July 7, 2003, the AICPA issued SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP was effective for financial statements for Merrill Lynch beginning in 2004. The SOP required the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch previously employed. The adoption of SOP 03-1 resulted in an additional $45 million of pre-tax expense in the first quarter of 2004.

         On January 17, 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), which clarifies when an entity should consolidate entities that are considered VIEs, and on December 24, 2003 the FASB issued a revised standard (“FIN 46R”). A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of Special Purpose Entities (“SPEs”). FIN 46R requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46R does not apply to qualifying special purpose entities (“QSPEs”), the accounting for which is governed by SFAS No. 140. As permitted by the transition guidance in FIN 46R, Merrill Lynch adopted the revised standard on an entity-by-entity basis. At December 26, 2003, Merrill Lynch applied FIN 46R to all VIEs with which it is involved, with the exception of those VIEs that issue Merrill Lynch Trust Originated Preferred Securities (“TOPrSSM”). The adoption of FIN 46R at December 26, 2003 was reported as a cumulative effect of a change in accounting principle and did not have a material effect on the Consolidated Financial Statements. As of March 26, 2004, Merrill Lynch applied FIN 46R to those VIEs that issue TOPrSSM . As a result, these VIEs were deconsolidated. The deconsolidation of TOPrSSM did not have a material impact on the Condensed Consolidated Financial Statements of Merrill Lynch and was reported by retroactively restating prior period financial statements. See Note 6 to the Condensed Consolidated Financial Statements for additional FIN 46R disclosure.

Note 2. Accounting Changes

Retail Account Fees

In the fourth quarter of 2004, subsequent to the filing of the Form 10-Q for the quarter ended September 24, 2004, Merrill Lynch corrected its method of accounting to recognize certain retail account fees over the contract period instead of when the fees were received, and prior period results have been restated to correct the previous error. These account fees are included in Asset management and portfolio service fees on the Condensed Consolidated Statements of Earnings. This restatement resulted in a cumulative decrease to stockholders’ equity of $73 million, or 0.2% as of September 24, 2004. This restatement also resulted in decreases to retained earnings of $73 million and $66 million, as of September 24, 2004 and December 26, 2003, respectively, with corresponding increases in deferred revenues of $121 million and $109 million, respectively, and increases to deferred income taxes of $48 million and $43 million, respectively. Further details of this change are as follows:

(dollars in millions, except per share amounts)
	For the Three Months Ended		For the Nine Months Ended
	Sept. 24, 2004	Sept 26, 2003	Sept. 24, 2004	Sept 26, 2003

Earnings before income taxes as reported	$1,204	$1,406	$4,295	$3,663
Adjustment to correct error	4	3	(11)	(4)

Earnings before income taxes, as restated	$1,208	$1,409	$4,284	$3,659

Net earnings as previously reported	$920	$1,003	$3,250	$2,623
Adjustment to correct error	2	2	(7)	(2)

Net earnings, as restated	$922	$1,005	$3,243	$2,621

Earnings per common share:
Basic as reported	$1.01	$1.10	$3.51	$2.89
Adjustment to correct error	–	–	(0.01)	–

Basic, as restated	$1.01	$1.10	$3.50	$2.89

Diluted as reported	$0.93	$1.00	$3.21	$2.68
Adjustment to correct error	–	–	(0.01)	–

Diluted, as restated	$0.93	$1.00	$3.20	$2.68

Stock-based Compensation
On December 31, 2002 the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation. Effective for the first quarter of 2004, Merrill Lynch adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, using the retroactive restatement method described in SFAS No.148. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The December 26, 2003 Condensed Consolidated Balance Sheet and the Condensed Consolidated Statements of Earnings for the three and nine months ended September 26, 2003 have been restated for the retroactive adoption of the fair value recognition provisions of SFAS No. 123.

         Accordingly, the December 26, 2003 Condensed Consolidated Balance Sheet reflects a $4.0 billion increase in paid-in capital, a $2.7 billion decrease in retained earnings, and a $1.3 billion increase in deferred income tax assets. See Note 15 to the 2003 Annual Report for additional information related to stock-based compensation.

Note 3. Other Significant Events

Restructuring and Other Charges

         During the fourth quarter of 2001, Merrill Lynch’s management formally committed to a restructuring plan designed to position Merrill Lynch for improved profitability and growth, which included the resizing of selected businesses and other structural changes. As a result, Merrill Lynch incurred a 2001 fourth quarter pre-tax charge to earnings of $2.2 billion, which included restructuring costs of $1.8 billion and other charges of $396 million. Utilization of the restructuring reserve at September 24, 2004 is as follows:

(dollars in millions)
	Balance			Balance
	Dec. 26,	Utilized in		Sept. 24,
	2003	2004		2004

Category:
Severance costs	$5	$(3)		$2
Facilities costs	206	(34)		172
Other costs	20	(18	) (1)	2

	$231	(55)		$176

(1)
The 2004 utilization includes changes in estimate, which are attributable to differences in actual costs from initial estimates in implementing the original restructuring plan. As a result of changes in estimates, net reserves of $13 million were reversed in 2004 and are included in Other Expenses.

Note 4. Segment Information

         In reporting to management, Merrill Lynch’s operating results are categorized into three business segments: the Global Markets and Investment Banking Group (“GMI”), Global Private Client (“GPC”) and Merrill Lynch Investment Managers (“MLIM”). Prior period amounts have been restated to reflect the retroactive restatement for accounting for stock-based compensation under SFAS No. 123, and to conform to the current period presentation. For information on each segment’s business activities, see the 2003 Annual Report.
Results by business segment are as follows:

(dollars in millions)
Three Months Ended				Corporate
September 24, 2004	GMI	GPC	MLIM	Items		Total

Non-interest revenues	$1,548	$2,014	$368	$–	(1)	$3,930
Net interest profit(2)	702	303	5	(96	) (3)	914

Net revenues	2,250	2,317	373	(96)		4,844
Non-interest expenses	1,479	1,904	263	(10	) (1)	3,636

Pre-tax earnings (loss)	$771	$413	$110	$(86)		$1,208

Quarter-end total assets	$523,539	$69,076	$8,609	$5,505		$606,729

Three Months Ended				Corporate
September 26, 2003	GMI	GPC	MLIM	Items		Total

Non-interest revenues	$1,681	$1,965	$332	$1	(1)	$3,979
Net interest profit(2)	794	352	6	(130	) (3)	1,022

Net revenues	2,475	2,317	338	(129)		5,001
Non-interest expenses	1,489	1,859	269	(25	) (1)	3,592

Pre-tax earnings (loss)	$986	$458	$69	$(104)		$1,409

Quarter-end total assets	$412,903	$64,072	$5,475	$5,160		$487,610

(dollars in millions)
Nine Months Ended				Corporate
September 24, 2004	GMI	GPC	MLIM	Items		Total

Non-interest revenues	$5,664	$6,273	$1,140	$(4	) (1)	$13,073
Net interest profit(2)	2,482	941	15	(311	) (3)	3,127

Net revenues	8,146	7,214	1,155	(315)		16,200
Non-interest expenses	5,270	5,858	824	(36	) (1)	11,916

Pre-tax earnings (loss)	$2,876	$1,356	$331	$(279)		$4,284

Nine Months Ended				Corporate
September 26, 2003	GMI	GPC	MLIM	Items		Total

Non-interest revenues	$5,671	$5,546	$966	$(2	) (1)	$12,181
Net interest profit(2)	2,130	1,009	18	(292	) (3)	2,865

Net revenues	7,801	6,555	984	(294)		15,046
Non-interest expenses	4,994	5,534	819	40	(1)	11,387

Pre-tax earnings (loss)	$2,807	$1,021	$165	$(334)		$3,659

(1)	Primarily represents the elimination of intersegment revenues and expenses.
(2)	Management views interest income net of interest expense in evaluating results.
(3)	Represents acquisition financing costs and other corporate interest, including the impact of TOPrSSM. See Note 6 for additional information on the impact of TOPrSSM.

Note 5. Investment Securities

         Investment securities at September 24, 2004 and December 26, 2003 are presented below:

(dollars in millions)
	Sept. 24, 2004	Dec. 26, 2003

Investment securities
Available-for-sale (1)	$64,021	$66,121
Trading	5,200	4,798
Held-to-maturity	682	636
Non-qualifying (2)
Investments in and advances to cost and equity method investees	7,473	7,191
Investments of Insurance Subsidiaries (3)	1,397	1,442
Deferred compensation hedges (4)	709	636
Investments in TOPrSSM partnerships	548	564

Total	$80,030	$81,388

(1)
At September 24, 2004 and December 26, 2003, includes $6.8 billion and $6.6 billion, respectively, of investment securities reported in Cash and securities segregated for regulatory purposes or deposited with clearing organizations.

(2)	Non-qualifying for SFAS No. 115 purposes.
(3)	Primarily represents insurance policy loans.
(4)	Represents investments economically hedging deferred compensation liabilities.

Note 6. Securitization Transactions and Transactions with Special Purpose Entities (SPEs)

         In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. SPEs are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: establishing SPEs; selling assets to SPEs; structuring SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to SPEs.

         Merrill Lynch securitized assets of $48.6 billion and $48.5 billion for the nine months ended September 24, 2004 and September 26, 2003, respectively. For the nine months ended September 24, 2004, and September 26, 2003, Merrill Lynch received $49.2 billion and $49.1 billion, respectively, of proceeds, and other cash inflows, from new securitization transactions, and recognized net securitization gains of $341 million and $190 million, respectively, in Merrill Lynch’s Condensed Consolidated Statements of Earnings. The increase in the net gains in 2004 reflects a higher proportion of more profitable securitization transactions. Merrill Lynch generally records assets prior to securitization at fair value.

         For the first nine months of 2004 and 2003, cash inflows from securitizations related to the following asset types:

(dollars in millions)
	Nine Months Ended
	Sept. 24, 2004	Sept. 26, 2003

Asset category
Residential mortgage loans	$35,456	$35,105
Municipal bonds	7,582	8,409
Corporate and government bonds	1,003	1,330
Commercial loans and other	5,172	4,304

	$49,213	$49,148

         Retained interests in securitized assets were approximately $2.0 billion and $2.7 billion at September 24, 2004 and December 26, 2003, respectively, which related primarily to residential mortgage loan and municipal bond securitization transactions. The majority of the retained interest balance consists of mortgage-backed securities that have observable market prices. These retained interests include mortgage-backed securities that Merrill Lynch has purchased and expects to sell to investors in the normal course of its underwriting activity.

         The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of September 24, 2004 arising from Merrill Lynch’s residential mortgage loan, municipal bond and other securitization transactions. The sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions and parameters are also shown.

(dollars in millions)
	Residential	Municipal
	Mortgage Loans	Bonds	Other

Retained interest amount	$1,119	$670	$227
Weighted average life (in years)	4.0	3.1	3.0
Range	0.0 - 17.9	0.1 - 6.5	0.8 - 9.8
Weighted average credit losses (rate per annum)	0.9%	0%	1.1%
Range	0.0 - 8.0%	0%	0.0 - 8.0%
Impact on fair value of 10% adverse change	$(8)	$–	$–
Impact on fair value of 20% adverse change	$(16)	$–	$–
Weighted average discount rate	6.6%	2.8%	15.0%
Range	2.2 - 50.0%	1.6 - 12.0%	2.4 - 25.0%
Impact on fair value of 10% adverse change	$(24)	$(69)	$(7)
Impact on fair value of 20% adverse change	$(43)	$(131)	$(13)
Weighted average prepayment speed (CPR)	22.3%	15.7%	1.3%
Range	0.0 - 55.0%	5.0 - 24.0%	0.0 - 15.0%
Impact on fair value of 10% adverse change	$(16)	$(1)	$(1)
Impact on fair value of 20% adverse change	$(31)	$(1)	$(1)

N/A=Not Applicable
CPR=Constant Prepayment Rate
(1) Relates to select securitization transactions where assets are prepayable.

         The preceding table does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks including credit, interest rate, and prepayment risk that are inherent in the retained interests. Merrill Lynch employs hedging strategies that are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur. In addition, the sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging activity that Merrill Lynch may take to mitigate the impact of any adverse changes in the key assumptions.

         The weighted average assumptions and parameters used initially to value retained interests relating to securitizations effected in 2004 that were still held by Merrill Lynch as of September 24, 2004 are as follows:

	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Weighted average life (in years)	3.6	N/A	N/A
Credit losses (rate per annum)	0.3%	0.0%	0.0%
Weighted average discount rate	4.9%	3.9%	3.0%
Prepayment speed assumption (CPR)	13.7%	N/A	N/A

N/A=Not Applicable
CPR=Constant Prepayment Rate

         For residential mortgage loan and other securitizations, the investors and the securitization trust have no recourse to Merrill Lynch’s other assets for failure of mortgage holders to pay when due.

         For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is the remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity letter of credit issued by Merrill Lynch.

         Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch.

         The maximum commitment under these liquidity and default guarantees totaled $19.8 billion and $17.0 billion at September 24, 2004 and December 26, 2003, respectively. The fair value of the commitments approximated $152 million and $126 million at September 24, 2004 and December 26, 2003, respectively, which is reflected in the Condensed Consolidated Financial Statements. Of these arrangements, $3.1 billion and $2.8 billion at September 24, 2004 and December 26, 2003, respectively, represent agreements where the guarantee is provided to the SPE by a third party financial intermediary and Merrill Lynch enters into a reimbursement agreement with the financial intermediary. In these arrangements, if the financial intermediary incurs losses, Merrill Lynch has up to one year to fund those losses. Additional information regarding these commitments is provided in Note 11 to the Condensed Consolidated Financial Statements and in Note 13 in the 2003 Annual Report.

         The following table summarizes principal amounts outstanding and delinquencies of securitized financial assets as of September 24, 2004 and December 26, 2003, and net credit losses for the year-to-date periods then ended.

(dollars in millions)
	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

September 24, 2004
Principal Amount Outstanding	$30,738	$13,883	$8,794
Delinquencies	31	–	–
Net Credit Losses	2	–	9

December 26, 2003
Principal Amount Outstanding	$43,777	$14,890	$4,527
Delinquencies	54	–	–
Net Credit Losses	3	–	8

Variable Interest Entities

         In January 2003, the FASB issued FIN 46, which provides additional guidance on the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for enterprises that have interests in entities that meet the definition of a VIE, and on December 24, 2003, the FASB issued FIN 46R. FIN 46R requires that an entity shall consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

         As permitted under the transition guidance, Merrill Lynch adopted the provisions of FIN 46R on an entity-by-entity basis. At December 26, 2003 Merrill Lynch applied FIN 46R for purposes of determining those VIEs that must be consolidated or disclosed as giving rise to a significant variable interest, with the exception of those VIEs that issue TOPrSSM, in which case Merrill Lynch applied FIN 46R beginning in the first quarter of 2004. Merrill Lynch accounted for those VIEs that were consolidated under FIN 46R at year-end 2003 as a cumulative effect of a change in accounting principle, which did not have a material effect on the year-end 2003 consolidated financial statements.

         During the first quarter of 2004, in accordance with FIN 46R, Merrill Lynch deconsolidated the partnerships and trusts that issue TOPrSSM since Merrill Lynch does not bear the majority of the risks and rewards of those entities. As a result, the dividends, of approximately $48 million per quarter, related to the TOPrSSM have been reclassified from dividends on preferred securities issued by subsidiaries to net revenues (primarily interest expense), and the debt, of approximately $3.2 billion, and partnership interests, of $564 million, related to the entities have been included in the Condensed Consolidated Balance Sheets as Long-term debt issued to TOPrSSM partnerships and Investment securities, respectively. Merrill Lynch has reflected the deconsolidation of TOPrSSM by retroactively restating prior period financial statements in order to provide comparability from period to period.

         Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE; or is a significant variable interest holder in the VIE. These VIEs are as follows:

•
Merrill Lynch is the primary beneficiary of VIEs that own convertible bonds purchased from Merrill Lynch, in which Merrill Lynch maintains a call option to repurchase the convertible bonds from the VIE. The purpose of these VIEs is to market convertible bonds to a broad investor base by separating the bonds into callable debt and a conversion call option. Assets held by these VIEs are reported in Equities and convertible debentures or Receivables under resale agreements, depending on the nature of the transaction, in the Condensed Consolidated Balance Sheet. Holders of the beneficial interests in these VIEs have no recourse to the general credit of Merrill Lynch; their investment is paid exclusively from the convertible bonds held by the VIE.

•
Merrill Lynch is the primary beneficiary of “maturity shortening transactions,” in which the VIE serves to shorten the maturity of a fixed income security, and, at the maturity date of the VIE, Merrill Lynch has the obligation to repurchase some or all of the securities held by the VIE. Assets held by these VIEs are reported in Trading assets (Corporate debt and preferred stock). The beneficial interest holders in these VIEs have recourse to Merrill Lynch to the extent that the underlying assets that Merrill Lynch is required to repurchase have declined in value from the initial transaction date.

•
Merrill Lynch is the sponsor and/or guarantor of certain mutual funds, closed-end funds and similar investment entities that provide a guaranteed return to the investors at the maturity of the fund. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the funds. Although the investors typically hold voting equity in the entity, these entities are deemed to be VIEs because their losses are limited. Investors in these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount. In some instances Merrill Lynch is the primary beneficiary and must consolidate the fund. In instances where Merrill Lynch is not the primary beneficiary, the guarantees related to these funds are considered to be a significant variable interest and further discussed in Note 11 to the Condensed Consolidated Financial Statements.

•
Merrill Lynch has made loans to, and/or investments in, VIEs that hold loan receivable assets and real estate, and as a result of these loans and investments, Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder. These VIEs are primarily designed to provide temporary on or off-balance sheet financing to clients and/or to invest in real estate. Assets held by VIEs where Merrill Lynch has provided financing and is the primary beneficiary are recorded in Other assets and/or Loans, notes, and mortgages in the Condensed Consolidated Balance Sheet. Assets held by VIEs where Merrill Lynch has invested in real estate partnerships are classified as Investment securities where Merrill Lynch holds a significant variable interest, and in Other assets where Merrill Lynch is the primary beneficiary. The beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; their investments are paid exclusively from the assets in the VIE.

•
Merrill Lynch has a significant variable interest in municipal bond securitization QSPEs to which it provides liquidity and default facilities. Additional information on these programs is provided in the retained interest securitization disclosures above and in Note 11 to the Condensed Consolidated Financial Statements.

•
Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide tax planning strategies to investors, and in certain instances, to Merrill Lynch. Merrill Lynch is a significant variable interest holder in these VIEs.

•
Merrill Lynch has a significant variable interest in a residential mortgage securitization entered into by one of its banking subsidiaries. Specifically, Merrill Lynch retains a 97% interest in the VIE. In accordance with the previous accounting guidance of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, this entity qualifies as a QSPE, and therefore Merrill Lynch does not consolidate the VIE. The 97% interest is reported in Investment securities on Merrill Lynch’s Condensed Consolidated Balance Sheets.

•
Merrill Lynch has entered into transactions with VIEs where Merrill Lynch is a derivative counterparty to a VIE that serves to synthetically expose investors to a specific credit risk. Based on the provisions of FIN 46R, Merrill Lynch does not have a significant variable interest since the derivative it has purchased does not absorb variability of the VIE. However, because these structures represent a significant Merrill Lynch sponsored program, information related to these structures has been included in the following table.

         The following tables summarize Merrill Lynch’s involvement with the VIEs listed above as of September 24, 2004 and December 26, 2003, respectively. Where an entity is a significant variable interest holder, FIN 46R requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes because it does not reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

(dollars in millions)
	September 24, 2004
			Significant Variable
	Primary Beneficiary		Interest Holder
		Recourse to
	Asset	Merrill	Asset	Maximum
Description	Size	Lynch(4)	Size	Exposure

Convertible Bond Stripping	$1,255	None	$–	$–
Maturity Shortening	153	$–	–	–
Guaranteed Funds	1,118	1,118	–	–
Loan and Real Estate VIEs	711	None	1,182	1,023
Municipal Bond Securitizations(1)	–	–	19,752	19,752
Tax Planning VIEs(2)	–	–	2,295	107
Mortgage Securitization	–	–	298	289
Synthetic Credit Risk VIEs(3)	–	–	6,524	462

(dollars in millions)
	December 26, 2003
			Significant Variable
	Primary Beneficiary		Interest Holder
		Recourse to
	Asset	Merrill	Asset	Maximum
Description	Size	Lynch(4)	Size	Exposure

Convertible Bond Stripping	$1,864	None	$–	$–
Maturity Shortening	379	$1	–	–
Guaranteed Funds	863	863	–	–
Loan and Real Estate VIEs	775	None	636	567
Municipal Bond Securitizations(1)	–	–	16,927	16,927
Tax Planning VIEs(2)	–	–	2,811	114
Mortgage Securitization	–	–	345	334
Synthetic Credit Risk VIEs(3)	–	–	6,402	474

1.
The maximum exposure for Municipal Bond Securitizations reflects Merrill Lynch’s potential liability as a result of the liquidity and default facilities entered into with the VIEs. It significantly overestimates Merrill Lynch’s probability weighted exposure to these VIEs because it does not reflect the economic hedges that are designed to be effective in principally offsetting Merrill Lynch’s exposure to loss.

2.
The maximum exposure for Tax Planning VIEs reflects the fair value of derivatives entered into with the VIEs, as well as the maximum exposure to loss associated with indemnifications made to investors in the VIEs.

3.	The maximum exposure for Synthetic Credit Risk VIEs is the asset carrying value of the derivatives entered into with the VIEs as of September 24, 2004 and December 26, 2003, respectively.
4.	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE.

Note 7. Loans, Notes, and Mortgages and Related Commitments to Extend Credit

         Loans, Notes, and Mortgages and related commitments to extend credit at September 24, 2004 and December 26, 2003, are presented below:

(dollars in millions)
	Loans		Commitments
	Sept. 24, 2004	Dec. 26, 2003	Sept. 24, 2004(1)	Dec. 26, 2003

Consumer and small- and middle-market business:
Mortgages	$15,884	$16,688	$4,985	$4,842
Small- and middle-market business	5,749	6,737	3,476	3,411
Other	5,086	4,045	815	603
Commercial:
Secured	26,155	21,048	12,946	12,425
Unsecured investment grade	1,499	1,806	18,032	15,028
Unsecured non-investment grade	847	669	1,931	562

Total	$55,220	$50,993	$42,185	$36,871

(1) See Note 11 for the maturity profile of these commitments.

         The loan amounts are net of an allowance for loan losses of $314 million and $318 million as of September 24, 2004 and December 26, 2003, respectively.

         Consumer and small- and middle-market business loans, substantially all of which are secured by real and/or personal property, consisted of approximately 213,500 individual loans at September 24, 2004 and included residential mortgages, home equity loans, small- and middle-market business loans, and other loans to individuals for household, family, or other personal expenditures. Commercial loans, which at September 24, 2004 consisted of approximately 7,200 separate loans, included syndicated loans and other loans to corporations and other businesses. Secured loans and commitments include lending activities made in the normal course of Merrill Lynch’s securities and financing businesses. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than BBB or equivalent ratings by recognized credit rating agencies. Merrill Lynch enters into credit default swaps to mitigate credit exposure primarily related to funded and unfunded unsecured commercial loans. The notional value of these swaps totaled $5.5 billion and $4.9 billion at September 24, 2004 and December 26, 2003, respectively.

         The above amounts include $7.5 billion and $7.6 billion of loans held-for-sale at September 24, 2004 and December 26, 2003, respectively. Loans held-for-sale are loans which management expects to sell prior to maturity. At September 24, 2004, such loans consisted of $4.5 billion of consumer loans, primarily residential mortgages, and $3.0 billion of commercial loans, approximately 48% of which are to investment grade counterparties. At December 26, 2003, such loans consisted of $5.2 billion of consumer loans, primarily residential mortgages, and $2.4 billion of commercial loans, approximately 59% of which were to investment grade counterparties. For information on the accounting policy related to loans, notes, and mortgages, see Note 1 in the 2003 Annual Report.

Note 8. Commercial Paper, Short- and Long-Term Borrowings, and Bank Deposits

         ML & Co. is the primary issuer of all debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.

         Total borrowings at September 24, 2004 and December 26, 2003, which is comprised of Commercial paper and other short-term borrowings, Long-term borrowings and Long-term debt issued to TOPrSSM partnerships, consisted of the following:

(dollars in millions)
	Sept. 24, 2004	Dec. 26, 2003

Senior debt issued by ML & Co.	$100,823	$82,814
Senior debt issued by subsidiaries, guaranteed by ML & Co.	6,453	5,989
Other subsidiary financing — not guaranteed by ML & Co.	1,230	1,455
Other subsidiary financing — non-recourse	3,168	1,244

Total	$111,674	$91,502

         These borrowing activities may create exposure to market risk, most notably interest rate, equity, and currency risk. Refer to Note 1 in the 2003 Annual Report, Derivatives section, for additional information on the use of derivatives to hedge these risks and the accounting for derivatives embedded in these instruments. Other subsidiary financing — non-recourse is primarily attributable to entities qualifying as VIEs, in accordance with FIN46R. Additional information regarding VIEs is provided in Note 6 to the Condensed Consolidated Financial Statements, Variable Interest Entities section.

         Borrowings and Bank deposits at September 24, 2004 and December 26, 2003 are presented below:

(dollars in millions)
	Sept. 24, 2004	Dec. 26, 2003

Commercial paper and other short-term borrowings
Commercial paper	$5,121	$4,568
Other	879	432

Total	$6,000	$5,000

Long-term borrowings (1)
Fixed-rate obligations (2)(4)	$43,968	$40,413
Variable-rate obligations (3)(4)	57,040	41,297
Zero-coupon contingent convertible debt (LYONs®)	4,666	4,792

Total	$105,674	$86,502

Bank deposits
U.S.	$63,469	$65,409
Non-U.S.	13,800	14,048

Total	$77,269	$79,457

(1)	Includes Long-term debt issued to TOPrSSM partnerships.
(2)	Fixed-rate obligations are generally swapped to floating rates.
(3)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(4)	Included are various equity-linked or other indexed instruments.

         Long-term borrowings, including adjustments related to fair value hedges and various equity-linked or other indexed instruments, at September 24, 2004, mature as follows:

(dollars in millions)

9/25/04 - 9/24/05	$17,565	17%
9/25/05 - 9/24/06	14,655	14
9/25/06 - 9/24/07	12,906	12
9/25/07 - 9/24/08	8,683	8
9/25/08 - 9/24/09	19,490	18
9/25/09 and thereafter	32,375	31

Total	$105,674	100%

         Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date. A limited number of notes whose coupon or repayment terms are linked to the performance of individual equity securities, or baskets of securities, or equity or other indices, may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. Merrill Lynch typically hedges these notes with positions in derivatives and/or in the underlying securities. Merrill Lynch also makes markets buying and selling its debt instruments, including such notes.

         Senior debt issued by ML & Co. and senior debt issued by subsidiaries guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or ML & Co. stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

         The effective weighted-average interest rates for borrowings, at September 24, 2004 and December 26, 2003 were:

	Sept. 24, 2004	Dec. 26, 2003

Commercial paper and other short-term borrowings	2.17%	2.10%
Long-term borrowings, contractual rate	2.90	2.99
Long-term borrowings, including the impact of hedges	1.89	1.38
Long-term debt issued to TOPrSSM partnerships	7.31	7.15

         Merrill Lynch issues debt and certificates of deposit whose coupons or repayment terms are linked to the performance of individual equity securities, or baskets of securities, or equity or other indices (e.g., S&P 500). These instruments are assessed to determine if there is an embedded derivative that requires separate reporting and accounting. Beginning in 2004, in accordance with SEC guidance, Merrill Lynch amortizes any upfront profit associated with the embedded derivative into income as a yield adjustment over the life of the related debt instrument or certificate of deposit.

         On June 30, 2004, Merrill Lynch redeemed its Yen TOPrSSM debentures, which were due on June 30, 2019, pursuant to the optional redemption provisions stated in the terms and conditions of the debentures. Such redemption resulted in a cash payment of $107.1 million. No gain or loss was recognized on the transaction.

Long-term borrowings/LYONs®

         In March 2002, Merrill Lynch issued $2.3 billion of aggregate original principal amount of floating rate zero-coupon contingently convertible debt (Liquid Yield OptionTM notes or LYONs®) at an issue price of $1,000 per note. At maturity, the LYONs® holder will receive the original principal amount of $1,000 increased daily by a variable rate. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period beginning June 1, 2007, the average market price of a LYONs® for a certain period exceeds 120% of the accreted value of the LYONs®. Holders of LYONs® may convert each security into 13.8213 shares (i.e., the “conversion rate”) of Merrill Lynch common stock based on the conditions described below.

         In May 2001, Merrill Lynch issued $4.6 billion of aggregate original principal amount of fixed rate contingently convertible LYONs® at an issue price of $511.08 per note, which resulted in gross proceeds of approximately $2.4 billion. Each note has a yield to maturity of 2.25% with a maturity value of $1,000 on May 23, 2031. Merrill Lynch is amortizing the issue discount using the effective interest method over the term of the LYONs®. The LYONs® are unsecured unsubordinated indebtedness of Merrill Lynch with a maturity of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period beginning June 1, 2006, the average market price of a LYONs® for a certain period exceeds 120% of the accreted value of the LYONs®. Holders of LYONs® may convert each security into 5.6787 shares (i.e., the “conversion rate”) of common stock based on the conditions described below.

         Both Merrill Lynch LYONs® issuances may be converted based on any of the following conditions:

•
If the closing price of Merrill Lynch common stock for at least 20 of the last 30 consecutive trading days ending on the last day of the calendar quarter is more than the conversion trigger price. The conversion trigger price for the floating rate LYONs® at September 30, 2004 was $86.82. (That is, on and after October 1, 2004, a holder could have converted a floating rate LYONs® into 13.8213 shares of Merrill Lynch stock if the Merrill Lynch stock price had been greater than $86.82 for at least 20 of the last 30 consecutive trading days ending September 30, 2004). The conversion trigger price for the fixed rate LYONs® at September 30, 2004 was $115.43. The conversion trigger price will change each calendar quarter based on the accreted value of the LYONs® at that date;

•	During any period in which the credit rating of LYONs® is Baa1 or lower by Moody’s Investor Services, Inc., BBB+ or lower by Standard & Poor’s Credit Market Services, or BBB+ or lower by Fitch, Inc;

•	If the LYONs® are called for redemption;

•	If Merrill Lynch is party to a consolidation, merger or binding share exchange; or

•	If Merrill Lynch makes a distribution that has a per share value equal to more than 15% of the sale price of its shares on the day preceding the declaration date for such distribution.

         The conversion rate for both of Merrill Lynch’s LYONs® will be adjusted for:

•	Dividends or distributions payable in Merrill Lynch common stock.

•	Distributions to all holders of Merrill Lynch common stock of certain rights to purchase the stock at less than the sale price of Merrill Lynch stock at that time.

•	Distribution of Merrill Lynch assets to holders of Merrill Lynch common stock (excluding cash dividends that are not extraordinary dividends), or

•	Certain corporate events, such as consolidation, merger or transfer of all, or substantially all, of Merrill Lynch’s assets.

         As of September 24, 2004 (fiscal quarter end) and September 30, 2004 (last conversion calculation date prior to issuance of this report), none of the conversion triggers above had been met and, as a result, the related shares have not been included in the diluted EPS calculation.

         Holders of LYONs® may required Merrill Lynch to repurchase their convertible instruments at accreted value on various dates prior to maturity. The initial put date for holders of floating rate LYONs® is March 13, 2005. The initial put date for fixed rate LYONs® was May 23, 2004. Merrill Lynch elected to pay the purchase price for the $166.3 million fixed rate LYONs® that were put back to Merrill Lynch on May 24, 2004 with cash. No gain or loss was recognized on the transaction. Holders of the LYONs ® have the right to require Merrill Lynch to purchase the securities on certain specified dates. Pursuant to the indentures, Merrill Lynch had the right to elect to pay the purchase price payable upon exercise of such put rights in cash or common stock, or a combination thereof. Merrill Lynch entered into supplemental indentures on November 1, 2004 pursuant to which it surrendered the right to elect to pay such amounts in common stock and instead will be obligated to pay such amounts when and if required only in cash. The supplemental indentures do not affect Merrill Lynch’s obligation to deliver common stock upon conversion of the LYONs ® should they become convertible.

         In October 2004, Merrill Lynch repurchased outstanding LYONs® with a face value of $1.0 billion.

         For further information regarding Merrill Lynch LYONs® issuances, refer to Note 1, New Accounting Pronouncements, and Note 10 to the 2003 Annual Report.

Note 9. Comprehensive Income

         The components of comprehensive income are as follows:

(dollars in millions)
	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003

Net Earnings	$922	$1,005	$3,243	$2,621

Other comprehensive income (loss), net of tax:
Currency translation adjustment	20	16	(14)	20
Net unrealized gain (loss) on investment securities available-for-sale	150	(35)	16	32
Deferred gain (loss) on cash flow hedges	8	13	(23)	7

Total other comprehensive income (loss), net of tax	178	(6)	(21)	59

Comprehensive income	$1,100	$999	$3,222	$2,680

Note 10. Earnings Per Share

         The computation of earnings per common share is as follows:

(dollars in millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003

Net Earnings	$922	$1,005	$3,243	$2,621
Preferred stock dividends	9	10	28	29

Net earnings applicable to common stockholders	$913	$995	$3,215	$2,592

(shares in thousands)
Weighted-average basic shares outstanding	903,216	904,829	918,795	896,528

Effect of dilutive instruments(1) (2):
Employee stock options	33,333	38,394	41,552	29,147
Financial Advisor Capital Accumulation Award Plan shares	23,353	24,158	23,309	22,167
Restricted shares and units	21,891	24,526	21,083	19,175
Employee Stock Purchase Plan shares	—	40	—	72

Dilutive potential common shares	78,577	87,118	85,944	70,561

Total weighted-average diluted shares	981,793	991,947	1,004,739	967,089

Basic earnings per common share	$1.01	$1.10	$3.50	$2.89
Diluted earnings per common share	$0.93	$1.00	$3.20	$2.68

1.
During the 2004 and 2003 third quarter there were 85 million and 78 million instruments, respectively, that were considered antidilutive and thus were not included in the above calculations. Additionally, shares related to Merrill Lynch’s LYONs® issuances are not included in the computation of diluted earnings per share because the threshold trigger price for conversion has not been reached. See Note 8 to these Condensed Consolidated Financial Statements.

2.	See Note 15 to the 2003 Annual Report for a description of these instruments.

Note 11. Commitments, Contingencies and Guarantees

Litigation

         Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising from its activities as a global diversified financial services institution. The general decline of equity securities prices between 2000 and 2003 has resulted in increased legal actions against many firms, including Merrill Lynch, and has resulted in higher professional fees and litigation expenses than those incurred in the past.

         Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers who would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. The number of these investigations has also increased in recent years with regard to many firms, including Merrill Lynch.

         Given the number of these matters, some are likely to result in adverse judgments, settlements, penalties, injunctions, fines, or other relief. Merrill Lynch believes it has strong defenses to and, where appropriate, will vigorously contest many of these matters. In accordance with SFAS No. 5, Accounting for Contingencies, when resolution of cases is both probable and estimable, Merrill Lynch will accrue a liability. In many lawsuits and arbitrations, including the class action lawsuits disclosed in Item 3 of the 2003 Form 10-K, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch often cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Condensed Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Commitments

         At September 24, 2004, Merrill Lynch’s commitments had the following expirations:

(dollars in millions)
		Commitment expiration
		Less than			Over 5
	Total	1 year	1- 3 years	3+ - 5 years	years

Commitments to extend credit (1)	$42,185	$18,488	$8,168	$8,754	$6,775
Purchasing and other commitments	4,583	3,440	724	275	144
Operating leases	3,694	542	1,019	829	1,304
Resale agreements	13,081	13,081	—	—	—

Total	$63,543	$35,551	$9,911	$9,858	$8,223

(1)	See Note 7 to these Condensed Consolidated Financial Statements and Note 13 in the 2003 Annual Report for additional details.

Other Commitments

         Merrill Lynch also obtains commercial letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Commercial letters of credit aggregated $551 million and $507 million at September 24, 2004 and December 26, 2003, respectively.

         Merrill Lynch had commitments to purchase partnership interests, primarily related to private equity investing activities, of $367 million and $426 million at September 24, 2004 and December 26, 2003, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, and systems consulting services. At September 24, 2004 and December 26, 2003 minimum fee commitments over the remaining life of these agreements aggregated $506 million and $503 million, respectively. Merrill Lynch had entered into other purchasing commitments totaling $3.7 billion and $7.4 billion at September 24, 2004 and December 26, 2003, respectively.

Leases

         Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

         In 1999 and 2000, Merrill Lynch established two SPEs to finance its Hopewell, New Jersey campus and an aircraft. Merrill Lynch leased the facilities and the aircraft from the SPEs. The total amount of funds raised by the SPEs to finance these transactions was $383 million. These SPEs were not consolidated by Merrill Lynch pursuant to accounting guidance. In the second quarter of 2003, the facilities and aircraft owned by these SPEs were acquired by a newly created limited partnership, which is unaffiliated with Merrill Lynch. The limited partnership acquired the assets subject to the leases with Merrill Lynch as well as the existing indebtedness incurred by the original SPEs. The proceeds from the sale of the assets to the limited partnership, net of the debt assumed by the limited partnership, were used to repay the equity investors in the original

SPEs. After the transaction was completed, the original SPEs were dissolved. The limited partnership has also entered into leases with third parties unrelated to Merrill Lynch.

         The leases with the limited partnership mature in 2005 and 2006, and each lease has a renewal term to 2008. In addition, Merrill Lynch has entered into guarantees with the limited partnership, whereby if Merrill Lynch does not renew the lease or purchase the assets under its lease at the end of either the initial or the renewal lease term, the underlying assets will be sold to a third party, and Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 84% of the adjusted acquisition price, as defined. The maximum exposure to Merrill Lynch as a result of this residual value guarantee was approximately $325 million as of September 24, 2004. As of September 24, 2004, the carrying value of the liability on the Condensed Consolidated Financial Statements was $28 million. Merrill Lynch’s residual value guarantee does not comprise more than half of the limited partnership’s assets.

         The limited partnership does not meet the definition of a variable interest entity as defined in FIN 46R, and Merrill Lynch does not have a partnership or other interest in the limited partnership. Accordingly, Merrill Lynch is not required to consolidate the limited partnership in its financial statements. The leases with the limited partnership are accounted for as operating leases.

Guarantees

         Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FIN 45. FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.) that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client.

         For certain derivative contracts such as written interest rate caps and written currency options, the maximum payout is not quantifiable, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives in this manner. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value may overstate Merrill Lynch’s exposure to these contracts.

         Merrill Lynch records all derivative transactions at fair value on its Condensed Consolidated Balance Sheets. A risk framework is used to define risk tolerances and establish limits to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 in the 2003 Annual Report for further discussion of risk management of derivatives.

         Merrill Lynch also provides guarantees to SPEs in the form of liquidity facilities, credit default protection and residual value guarantees for equipment leasing entities.

         The liquidity facilities and credit default protection relate primarily to municipal bond securitization SPEs. Merrill Lynch acts as liquidity provider to municipal bond securitization SPEs. Specifically, the holders of beneficial interests issued by these SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby facility issued by Merrill Lynch (or by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if a draw occurs). If the standby facility is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. In general, standby facilities that are not coupled with default protection are not exercisable in the event of a downgrade below investment grade or default of the assets held by the SPEs. In addition, the value of the assets held by the SPE plus any additional collateral pledged to Merrill Lynch exceeds the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facility is drawn. As of September 24, 2004, the maximum payout if the standby facilities are drawn was $16.7 billion and the value of the municipal bond assets to which Merrill Lynch has recourse in the event of a draw was $20.4 billion. However, it should be noted that these two amounts are not directly comparable as the assets to which Merrill Lynch has recourse are on a deal-by-deal basis and are not part of a cross collateralized pool.

         In certain instances, Merrill Lynch also provides default protection in addition to liquidity facilities. Specifically, in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch (or by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur). If the default protection is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. As of September 24, 2004, the maximum payout if an issuer defaults was $3.0 billion, and the value of the assets to which Merrill Lynch has recourse in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due, was $3.9 billion; however, as described in the preceding paragraph, these two amounts are not directly comparable as the assets to which Merrill Lynch has recourse are not part of a cross collateralized pool.

         Further, to protect against declines in the value of the assets held by SPEs for which Merrill Lynch provides either liquidity facilities or default protection, Merrill Lynch economically hedges its exposure through derivative positions that principally offset the risk of loss arising from these guarantees.

         Merrill Lynch also provides residual value guarantees to leasing SPEs where either Merrill Lynch or a third party is the lessee. For transactions where Merrill Lynch is not the lessee, the guarantee provides loss coverage for any shortfalls in the proceeds from asset sales greater than 75 — 90% of the adjusted acquisition price, as defined. As of September 24, 2004, the value of the assets for which Merrill Lynch provides residual value guarantees and is not the lessee was $733 million. Where Merrill Lynch is the lessee, it provides a guarantee that any proceeds from the sale of the assets will amount to at least 84% of the adjusted acquisition price, as defined.

         Merrill Lynch also enters into reimbursement agreements in conjunction with sales of loans originated under its Mortgage 100SM program. Under this program, borrowers can pledge marketable securities in lieu of making a cash down payment. Upon sale of these mortgage loans, purchasers may require a surety bond that reimburses for certain shortfalls in the borrowers’ securities accounts. Merrill Lynch provides this reimbursement through a financial intermediary. Merrill Lynch requires borrowers to meet daily collateral calls to ensure that the securities pledged as down payment are sufficient at all times. Merrill Lynch believes that its potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the Condensed Consolidated Financial Statements.

         In addition, Merrill Lynch makes guarantees to counterparties in the form of standby letters of credit. Merrill Lynch holds marketable securities of $532 million as collateral to secure these guarantees. In addition, standby letters of credit include $257 million of financial guarantees for which Merrill Lynch has recourse to the guaranteed party upon draw down.

         Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. These funds are generally managed based on a formula that requires the fund to hold a combination of general investments and highly liquid risk-free assets that, when combined, will result in the return of principal at the maturity date unless there is a significant market downturn. At September 24, 2004 Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees was $547 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at September 24, 2004. These transactions met the SFAS No. 149 definition of derivatives and, as such, were carried as a liability with a fair value of $13 million at September 24, 2004.

         These guarantees and their expiration are summarized at September 24, 2004 as follows:

(dollars in millions)
	Maximum
	Payout/	Less than	1 - 3	3+ - 5	Over 5	Carrying
	Notional	1 year	years	years	years	Value

Derivative contracts(1)	$1,094,642	$372,867	$289,736	$247,496	$184,543	$20,889
Liquidity facilities with SPEs(2)	16,735	13,941	2,794	–	–	76
Liquidity and default facilities with SPEs	3,044	2,234	522	1	287	76
Residual value guarantees(3)(4)	2,152	58	14	491	1,589	35
Standby letters of credit and other performance guarantees(5)	1,456	797	56	49	554	16

(1)	As noted above, the notional value of derivative contracts is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.
(2)
Amounts relate primarily to facilities provided to municipal bond securitization SPEs. Includes $3.1 billion of guarantees provided to SPEs by third party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.

(3)	Includes residual value guarantees associated with the Hopewell campus and aircraft leases of $325 million.
(4)	Includes $1.1 billion of reimbursement agreements with the Mortgage 100SM program.
(5)	Includes guarantees related to principal-protected mutual funds.

         See Note 13 in the 2003 Annual Report for additional information on guarantees.

Note 12. Employee Benefit Plans

         Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time. Refer to Note 14 in the 2003 Annual Report for a complete discussion of employee benefit plans.

Defined Benefit Pension Plans

         Pension cost for the three and nine month periods ended September 24, 2004 and September 26, 2003, for Merrill Lynch’s defined benefit pension plans, included the following components:

(dollars in millions)
	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003

Service cost	$8	$10	$25	$32
Interest cost	38	37	113	108
Expected return on plan assets	(35)	(34)	(106)	(103)
Amortization of unrecognized items and other	5	–	14	2

Total defined benefit pension cost	$16	$13	$46	$39

         Merrill Lynch disclosed in its 2003 Annual Report that it expected to contribute $57 million to its defined benefit pension plans in 2004. Merrill Lynch periodically updates these estimates, and currently expects to contribute $31 million to its defined benefit pension plans in 2004. The defined benefit plan service costs for the first nine months of 2004 were reduced by $7 million due primarily to the U.K. pension plan, which was frozen as of the end of the second quarter of 2004. Affected employees will receive future benefits under Merrill Lynch’s defined contribution plan.

Postretirement Benefits Other Than Pensions

         Other postretirement benefits cost for the three and nine month periods ended September 24, 2004 and September 26, 2003, included the following components:

(dollars in millions)
	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003

Service cost	$5	$3	$13	$11
Interest cost	7	8	23	24
Other	1	3	6	8

Total other postretirement benefits cost	$13	$14	$42	$43

         Merrill Lynch disclosed in its 2003 Annual Report that it expected to contribute $19 million to its postretirement benefit plans in 2004. Merrill Lynch does not expect contributions to differ significantly from amounts previously disclosed.

Note 13. Regulatory Requirements

         Certain U.S. and non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

         Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S. registered broker-dealer and futures commission merchant, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 and the capital requirements of the Commodities Futures Trading Commission (“CFTC”). Under the alternative method permitted by Rule 15c3-1, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items (“ADI”) arising from customer transactions. The CFTC also requires that minimum net capital should not be less than 4% of segregated and secured requirements. At September 24, 2004, MLPF&S’s regulatory net capital of $2,910 million was approximately 19.2 % of ADI, and its regulatory net capital in excess of the minimum required was $2,527 million at 2% of ADI.

         Merrill Lynch International (“MLI”), a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At September 24, 2004, MLI’s financial resources were $8,047 million, exceeding the minimum requirement by $1,322 million.

         Merrill Lynch Government Securities Inc. (“MLGSI”), a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At September 24, 2004, MLGSI’s liquid capital of $1,763 million was 246% of its total market and credit risk, and liquid capital in excess of the minimum required was $901 million.

Banking Regulation

         Two subsidiaries of ML & Co., Merrill Lynch Bank USA (“MLBUSA”) and Merrill Lynch Bank & Trust Co. (“MLB&T”) are required to maintain capital levels that at least equal minimum capital levels specified in U.S. federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The capital levels, defined as the Tier 1 leverage ratio, the Tier 1 risk-based capital ratio, and the Total risk-based capital ratio, are calculated as (i) Tier 1 Capital or Total Capital to (ii) average assets or risk-weighted assets. MLBUSA and MLB&T each exceed the minimum bank regulatory requirement for classification as a well-capitalized bank for the Tier 1 leverage ratio — 5%, the Tier 1 risk-based capital ratio — 6% and the Total risk-based capital ratio — 10%. The following table represents the actual capital ratios and amounts for MLBUSA and MLB&T at September 24, 2004 and December 26, 2003.

(dollars in millions)
	Sept. 24, 2004		Dec. 26, 2003
	Actual Ratio	Amount	Actual Ratio	Amount

Tier I leverage (to average assets)
MLBUSA	7.32%	$4,972	6.47%	$4,480
MLB&T	6.33	838	6.00	857
Tier I capital (to risk-weighted assets)
MLBUSA	10.76	4,972	10.73	4,480
MLB&T	20.29	838	19.18	857
Total capital (to risk-weighted assets)
MLBUSA	11.33	5,236	11.28	4,706
MLB&T	20.31	839	19.20	858

         Merrill Lynch Capital Markets Bank Limited (“MLCMB”), an Ireland-based regulated bank, is subject to the capital requirements of the Irish Financial Services Regulatory Authority (“IFSRA”), as well as to those of the State of New York Banking Department (“NYSBD”), as the consolidated supervisor of its indirect parent, Merrill Lynch International Finance Corporation (“MLIFC”). MLCMB is required to meet minimum regulatory capital requirements under EU banking law as implemented in Ireland by IFSRA. At September 24, 2004, MLCMB’s capital ratio was above the minimum requirement at 11.1% and its financial resources, as defined, were $2,050 million.

         Merrill Lynch International Bank Limited (“MLIB”), a U.K.-based regulated bank, is subject to the capital requirements of the FSA as well as those of the NYSBD as part of the MLIFC group. MLIB is required to meet minimum regulatory capital requirements under EU banking law as implemented in the U.K. MLIB’s consolidated capital ratio (including its subsidiary Merrill Lynch Bank (Suisse) S.A.), is above the minimum capital requirements established by the FSA. At September 24, 2004, MLIB’s consolidated capital ratio was 13.9% and its consolidated financial resources were $2,477 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of September 24, 2004, and the related condensed consolidated statements of earnings for the three-month and nine-month periods ended September 24, 2004 and September 26, 2003, and the condensed consolidated statements of cash flows for the nine-month periods ended September 24, 2004 and September 26, 2003. These interim financial statements are the responsibility of Merrill Lynch’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the condensed consolidated interim financial statements, the condensed consolidated interim financial statements as of September 24, 2004 and for the three-month and nine-month periods ended September 24, 2004 and September 26, 2003 have been restated to correct the accounting for certain retail account fees.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Merrill Lynch as of December 26, 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the year then ended (not presented herein); and in our report dated March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2 to the consolidated financial statements) (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the consolidated financial statements) we expressed an unqualified opinion on those consolidated financial statements and included explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 26, 2003 is fairly stated, in all material respects, in relation to the restated consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
November 1, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2)